Exhibit 99.1

Pinnacle Foods Inc. Names Mark A. Clouse Chief Executive Officer and Director of the Board

Company Reaffirms Its Outlook for Fiscal 2016

PARSIPPANY, N.J., April 27, 2016 - Pinnacle Foods Inc. (NYSE: PF) today announced that its Board of Directors has named Mark A. Clouse as the Company’s new Chief Executive Officer, effective May 23, 2016, replacing Bob Gamgort, who is leaving the Company at the end of this month. Clouse will also serve on the Company’s Board. Craig Steeneck, Chief Financial Officer of Pinnacle, will assume the additional role of interim-CEO of Pinnacle, upon Gamgort’s departure and through May 22, 2016. In making the announcement, the Company also reaffirmed its outlook for adjusted diluted EPS for 2016 in the range of $2.08 to $2.13, which will be discussed in detail tomorrow on the Company’s previously-scheduled earnings call for the first quarter.
Clouse, 47, is currently Chief Commercial Officer at Mondelez International, Inc., where he has held a broad range of leadership positions involving iconic brands such as Oreo, Nabisco, Cadbury and Trident during his 20-year tenure at Kraft Foods Inc. and the subsequent spin-off of Mondelez. In his current role, Clouse oversees the company’s commercial execution for all of its five geographic regions, as well as the global sales function. Prior to this, Clouse was Chief Growth Officer for Mondelez, where he was responsible for the company’s growth strategy and oversaw key areas such as corporate strategy, global marketing, global sales, and research, development and quality. In addition, during his tenure, Clouse also led smaller, entrepreneurial businesses in emerging markets, such as China and Brazil, and held leadership roles involving the integration of acquisitions.
Before joining Kraft Foods Inc., Clouse served in the United States Army as a pilot and completed his service as a Captain. He is a graduate of the U.S. Military Academy at West Point, with a degree in economics.
Commenting on the appointment, Pinnacle Chairman Roger K. Deromedi stated, “We are thrilled to welcome Mark to Pinnacle as our new CEO. He assumes the leadership of a very strong company with an exceptionally talented team and bright future. Mark’s strong operating background and proven track record of success, combined with his broad experience in both the North American market and more entrepreneurial developing market businesses, make him the ideal candidate to lead Pinnacle and drive the continued success of our business model and strategy.”
“I am delighted to be joining Pinnacle and honored to take the helm of such a well-run and admired company. I believe the Company’s proven business model and strategy will continue to deliver consistently strong results, and I look forward to leading the organization through its next stage of attractive value creation,” added Clouse.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 5400 employees. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. The acquisition of Boulder Brands adds well-known brands such as Glutino®, Udi's Gluten Free®, Earth Balance®, EVOL® foods, and Smart Balance® to the Pinnacle Foods portfolio. Further information is available at www.pinnaclefoods.com.

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